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                                                                EXHIBIT 4.(vii)


                                  SCHEDULE "A"
                               FORM OF DEBENTURE

No. A-1

                      NEVADA MANHATTAN MINING INCORPORATED
           8% SENIOR SECURED CONVERTIBLE DEBENTURE DUE MARCH 31, 2000

The securities represented hereby have not been registered under the Securities Act of 1933, as amended (the "Act") and may not be sold, transferred or hypothecated, except pursuant to registration under the Act or an exemption from the registration requirements of the Act.

This Debenture is one of a duly authorized issue of Debentures of Nevada Manhattan Mining Incorporated, a corporation duly organized and existing under the laws of the state of Nevada (the "Issuer") designated as Eight Percent (8%) Convertible Debentures Due March 31, 2000, in an aggregate principal amount not exceeding Ten Million Dollars ($10,000,000.00).

FOR VALUE RECEIVED, the Issuer promises to pay to Silenus Limited, the registered holder hereof and its successors and assigns (the "Holder"), the principal sum of One Hundred Thousand Dollars ($100,000), on March 31, 2000 ("Maturity Date"), and to pay interest on the principal sum outstanding at the rate of 8% per annum. Interest shall be due and payable quarterly on the last day of June, September, December and March in each year. Accrual of interest shall commence on the first business day to occur after the date hereof and shall continue until payment in full of the principal amount has been made or duly provided for. At the option of Issuer interest may be paid in common stock of the Issuer ("Common Stock") at the average of the closing "bid" prices for the common stock for the five trading days immediately prior to the date on which such interest payment is due. The interest so payable will be paid to the person in whose name this Debenture (or one or more predecessor Debentures) is registered on the records of the Issuer regarding registration and transfers of the Debentures (the "Debenture Register"); provided, however, that the Issuer's obligation to a transferee of this Debenture arises only if such transfer, sale or other disposition is made in accordance with the terms and conditions of the Subscription Agreement dated as of April 14, 1997 between the Issuer and Holder (the "Subscription Agreement"). Except as set forth above, the principal of, and interest on, this Debenture are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Debenture Register of the Issuer as designated in writing by the Holder hereof from time to time. The Issuer will pay the principal of and all accrued and unpaid interest due upon this Debenture on the Maturity Date, less any amounts required by law to be deducted or withheld, to the Holder at the last address as set forth on the Debenture Register.

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This Debenture is subject to the following additional provisions:

1. The Debentures are issuable in denominations of One Hundred Thousand Dollars ($100,000) and integral multiples thereof. The Debentures are exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holders surrendering the same. No service charge will be made for registration, transfer or exchange.

2. The Issuer shall be entitled to withhold from all payments of principal of, and interest on, this Debenture any amounts required to be withheld under the applicable provisions of the United States income tax or other applicable laws at the time of such payments.

3. This Debenture has been issued subject to investment representations of the original Holder hereof and may be transferred or exchanged in compliance with the Act and applicable state securities laws. Prior to the due presentment for transfer of this Debenture, the Issuer and any agent of the Issuer may treat the person in whose name this Debenture is duly registered on the Issuer's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and all other purposes, whether or not this Debenture be overdue, and neither the Issuer nor any such agent shall be affected by notice to the contrary.

4. The Holder of this Debenture is entitled, at its option, at any time commencing forty-five days from the date hereof, to convert the principal amount of this Debenture into shares of Common Stock of the Issuer (the "Common Stock") at a conversion price for each share of Common Stock equal to Seventy-Five percent (75%) of the Market Price (as defined below) of the Common Stock for all conversions for which notice is received after the date hereof and a conversion price of Seventy-two and one-half percent (72-1/2%) of the Market Price thereafter. For purposes of this Section 4, the "Market Price" shall be the lesser of
        (a) the closing bid price of the Common Stock on the day prior to the Closing of the first tranche; (b) the closing bid price of the Common Stock on the day prior to the Closing of any subsequent tranche; or (c) the average closing bid price of the Common Stock for the five (5) New York Stock Exchange Trading days immediately preceding each conversion date, in each case as reported by the National Association of Securities Dealers Automated Quoting System, or as reported by the American Stock Exchange of the Common Stock shall then be listed in trading upon such exchange. Such conversion shall be effected by surrendering the Debentures to be converted (with a copy by facsimile or courier, to the Issuer) to the Issuer, with the form of conversion notice


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        attached hereto as Exhibit 1, executed by the Holder of this Debenture or a specified portion (as provided) hereof, and accompanied, if required by the Issuer, by proper assignment hereof in blank. No fractional shares or scrip representing fractions of shares will be issued on conversion or payment in lieu of interest, but the number of shares issuable shall be rounded to the nearest whole share, with the fraction paid in cash at the discretion of the Issuer. For purposes of this Debenture, the "Conversion Date" on which notice of conversion is given shall be deemed to be the date on which the Holder has delivered by facsimile transmission a duly executed notice of conversion followed by delivery by mail or courier of this Debenture, with the conversion notice duly executed, to the Issuer, if such notice of conversion and this Debenture are received by mail or courier by the Issuer within three (3) business days.

5. No provision of this Debenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the place, time, and rate, and in the coin or currency, herein prescribed.

6. The Issuer hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of any without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

7. The Issuer agrees to pay all costs and expenses, including reasonable attorneys' fees which may be incurred by the Holder in collecting any amount due or exercising the conversion rights under this Debenture.

8. If one or more of the following described "Events of Default" shall occur:

        (a) The Issuer shall default in the payment of principal or interest on this Debenture; or

        (b) Any of the representations or warranties made by the Issuer herein, in the Subscription Agreement, or in any certificate or financial or other statements heretofore or hereafter furnished by or on behalf of the Issuer in connection with the execution and delivery of this Debenture or the Subscription Agreement shall be false or misleading in any material respect at the time made; or

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        (c)     The Issuer shall fail to perform or observe any other covenant, term, provision, condition, agreement or obligation of the Issuer under this Debenture or the Subscription Agreement, including but not limited to conversion of this Debenture as provided herein and therein, and such failure shall continue uncured for a period of seven (7) days after notice from the Holder of such failure; or

        (d) The Issuer shall (1) become insolvent; (2) admit in writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (4) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business; or

        (e) A trustee, liquidator or receiver shall be appointed for the Issuer for a substantial part of its property or business without its consent and shall not be discharged within thirty
                (30) days after such appointment; or

        (f) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Issuer and shall not be dismissed within thirty (30) calendar days thereafter; or

        (g) Any money judgment, writ or warrant of attachment or similar process in excess of Four Hundred Thousand Dollars ($400,000.00) in the aggregate shall be entered or filed against the Issuer or any of its properties or other assets and shall remain unvacated, unbonded or unstayed for a period of fifteen (15) calendar days or in any event later than five (5) calendar days prior to the date of any proposed sale thereunder; or

        (h) Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Issuer, and if instituted against the Issuer, shall not be dismissed within thirty (30) calendar days after such institution or the Issuer shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding; or

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        (i)     The Issuer shall have its Common Stock delisted from an
                exchange or an over-the-counter market;

        then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Debenture immediately due and payable, without presentment, demand protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

 9. This Debenture is subject in all respects to the provisions, terms and conditions of the Subscription Agreement which is, in its entirety, incorporated herein by this reference.

10. No recourse shall be had for the payment of the principal of, or the interest on, this Debenture, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Issuer or any successor corporation, whether by virtue of any constitution, statute, or rule of law, or by enforcement by any assessment or penalty or otherwise, all such liability being, by acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

11. The Holder of this Debenture, by execution of the Subscription Agreement and acceptance hereof, agrees that this Debenture is being acquired for investment purposes and that such Holder will not offer, sell or otherwise dispose of this Debenture or the shares of Common Stock issuable upon exercise thereof except under circumstances which shall not result in a violation of the Act or any applicable state Blue Sky law or similar laws relating to the sale of securities.

12. The Issuer undertakes to file and amendment to Registration Statement on Form SB-2 to register the Common Stock to be issued upon conversion of this Debenture with the Securities and Exchange Commission on or before May 15, 1997.

13. In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and


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        enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby.

14. This Debenture and the agreements referred to in this Debenture constitute the full and entire understanding and agreement between the Issuer and the Holder with respect hereto. Neither this Debenture nor any terms hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Issuer and the Holder. This Debenture is in all respects subject to the terms and conditions contained in the Subscription Agreement.

15. Payment of the liabilities and obligations of the Issuer under this Debenture and the other Debentures authorized pursuant to the Subscription Agreement, and the Subscription Agreement, are secured by a Trust Deed on certain patented and unpatented mining claims held by the issuer near Manhattan, Nevada. The Issuer agrees to execute such documents and take such action as may be necessary to perfect the security interest of the Issuer in such claims.

16. This Debenture shall be governed by and construed in accordance with the laws of the state of California.

        IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed by an officer thereunto duly authorized.

NEVADA MANHATTAN MINING INCORPORATED



By:            [sig]
   ----------------------------------------------
     Official Signatory of Issuer



/s/ JEFFREY KRAMER
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Name (Printed)

Senior Vice President and Chief Operating Officer
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Title

April 17, 1997
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Date



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